EXHIBIT 5.1

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]	1221 Avenue of the Americas New York, NY 10020-1089 212.768.6700 212.768.6800 fax www.sonnenschein.com

February 7, 2007

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Medis Technologies Ltd., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”), being filed concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the registration of (i) 5,750 shares of 7.25% Series A Cumulative Convertible Perpetual Preferred Stock (the “Preferred Shares”), of the Company and (ii) 1,996,528 shares of common stock, par value $0.01 (the “Common Shares”), of the Company that are issuable upon conversion of the Preferred Shares, for offer and sale by the selling security holders identified in the prospectus comprising a part of the Registration Statement (the “Selling Stockholders”).

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Restated Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, (iii) the Company’s Certificate of Designation setting forth the designation, preferences, rights and powers of the Preferred Shares, as filed with the Secretary of State of the State of Delaware, (iv) a specimen certificate evidencing the Preferred Shares, (v) a specimen certificate evidencing the Common Shares, (vi) the Registration Statement, (vii) the registration rights agreement dated November 15, 2006, by and between the Company and Citigroup Global Markets Inc. as representative of the Selling Stockholders, (viii) corporate proceedings of the Company relating to the authorization, issuance and sale of the Preferred Shares and the authorization and registration against exercise and issuance of the Common Shares, and (ix) such other instruments and documents as we have deemed relevant and necessary for the purposes of the opinions herein expressed.

In making the aforesaid examinations, we have assumed (i) the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies and (ii) the corporate records furnished to us by the Company include all corporate proceedings taken by the Company, to date.

Medis Technologies Ltd.
February 7, 2007

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.  The Preferred Shares have been duly authorized by the Company, have been validly issued, and are fully paid and nonassessable.

2.  The Common Shares have been duly authorized for issuance and, when issued upon conversion of the Preferred Shares in accordance with their terms, will be validly issued and fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of New York, the laws of the United States of America and Delaware general corporation laws (including the applicable provisions of the Delaware constitution and reported judicial opinions interpreting same), and do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By:	/s/ Ira Roxland
A Member of the Firm